PG ENERGY INC.

                (FORMERLY PENNSYLVANIA GAS AND WATER COMPANY)
                          OFFER TO PURCHASE FOR CASH
                   ANY AND ALL OF ITS OUTSTANDING SHARES OF
                       4.10% CUMULATIVE PREFERRED STOCK
                           AT $50.00 NET PER SHARE

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY
          TIME, ON MONDAY, APRIL 8, 1996, UNLESS THE OFFER IS EXTENDED.
                                  ------------
   PG Energy Inc., a Pennsylvania corporation formerly known as Pennsylvania Gas and Water Company (the "Company"), is offering to purchase any and all of its outstanding shares of 4.10% Cumulative Preferred Stock (the "Shares"), at $50.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").
                                  ------------
   Shares tendered and purchased by the Company will be entitled to the regular quarterly cash dividend of $1.025 per Share to be paid by the Company on March 15, 1996, to holders of record on March 1, 1996, regardless of when such tender is made. Shares tendered and purchased by the Company will not be entitled to any dividends in respect of any later dividend periods.
                                  ------------
 THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
   THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 9.
                                  ------------
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
    MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
       INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO
                          THE CONTRARY IS UNLAWFUL.
                                  ------------
NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY
  RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY
    SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO
       WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
         NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY OR ANY OF
           ITS AFFILIATES INTENDS TO TENDER SHARES PURSUANT TO THE
             OFFER AS NO SUCH PERSON OWNS ANY SHARES.
                                  ------------
   As of the close of business on March 8, 1996, the last trading day prior to the commencement of the Offer, the bid price of the Shares as reported on the National Association of Securities Dealers OTC Bulletin Board was $50.25 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. There is currently no established trading market for the Shares, excluding limited and sporadic quotations. Stockholders should note that the average weekly trading volume of the Shares since January 1, 1995, has been approximately 79 Shares.

   Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

                      THE DEALER MANAGER FOR THE OFFER IS:
                             LEGG MASON WOOD WALKER
                                  INCORPORATED

March 11, 1996

                                  IMPORTANT

   Any stockholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary, and either deliver the certificates for Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth under "Book-Entry Transfer" in Section 6 hereof or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth under "Guaranteed Delivery" in Section 6 hereof.

                                  ------------

   NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                              TABLE OF CONTENTS

SECTION                                                                                   PAGE
-------                                                                                   -----
SUMMARY...................................................................................  i

INTRODUCTION..............................................................................  1

SPECIAL FACTORS...........................................................................  1

  1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the
     Offer................................................................................  1

  2. Certain Federal Income Tax Consequences..............................................  3

  3. Fairness of the Offer; Reports and Opinions..........................................  7

  4. Certain Legal Matters; Regulatory and Foreign Approvals; No Appraisal Rights.........  8

THE OFFER.................................................................................  8

  5. Number of Shares; Expiration Date; Extension of the Offer............................  8

  6. Procedure for Tendering Shares.......................................................  9

  7. Withdrawal Rights....................................................................  10

  8. Acceptance for Payment of Shares and Payment of Purchase Price.......................  11

  9. Certain Conditions of the Offer......................................................  11

 10. Price Range of Shares; Dividends; Trading Volume.....................................  13

 11. Certain Information Concerning the Company...........................................  14

 12. Source and Amount of Funds...........................................................  21

 13. Transactions and Agreements Concerning the Shares and Other Securities of the
     Company..............................................................................  21

 14. Extension of Tender Period; Termination; Amendments..................................  22

 15. Fees and Expenses....................................................................  23

 16. Miscellaneous........................................................................  24

     Directors and Executive Officers of the Company......................................  Schedule A

     Interest in Preferred Stock of the Company...........................................  Schedule B

     Purchases of Preferred Stock of the Company by the Company or its Affiliates Since
     January 1, 1994......................................................................  Schedule C


                                   SUMMARY


   This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text of and the more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the meaning ascribed to such terms in the Offer to Purchase.

The Company .................  PG Energy Inc.(formerly known as Pennsylvania Gas and Water Company)

The Shares ..................  Shares of the Company's 4.10% Cumulative Preferred
                               Stock, par value $100.00 per share, voluntary
                               liquidation preference $105.50 per share,
                               involuntary liquidation preference $100.00 per share.

Number of Shares Sought  ....  100,000 (all of the Shares outstanding).

Purchase Price ..............  $50.00 per Share, net to the seller in cash.

How to Tender Shares ........  Monday, April 8, 1996, at 5:00 p.m., New York
                               City time, unless extended by the Company.

How to Tender Shares ........  See Section 6. For further information, call the
                               Information Agent or consult your broker for assistance.

Withdrawal Rights ...........  Tendered Shares may be withdrawn at any time until the Expiration Date of the Offer and, unless
                               previously purchased, after May 3, 1996. See
                               Section 7.

Market Price of Shares  .....  On March 8, 1996,  the bid price of the Shares on the National Association  of Securities  Dealers
                               OTC Bulletin Board was $50.25 per Share. See Section 10.

Dividends ...................  Shares tendered and purchased by the Company will
                               be  entitled  to  the  regular   quarterly   cash
                               dividend  of  $1.025  per Share to be paid by the
                               Company on March 15,  1996,  to holders of record
                               on March 1, 1996,  regardless of when such tender
                               is made.  Shares  tendered  and  purchased by the
                               Company will not be entitled to any  dividends in
                               respect of any later dividend periods. See Section 10.

Purpose of Offer ............  The  Company  is  making  the Offer as one of the recapitalizations  being undertaken in connection
                               with  the  sale  on  February  16,  1996,  by the
                               Company and Pennsylvania  Enterprises,  Inc., the
                               owner of all of the Company's  common  stock,  of
                               the  Company's  regulated  water  operations  and
                               certain  related  assets  (the "Sale of the Water
                               Business").  The Company  believes that the Offer
                               and  the  other  recapitalizations  will  have  a
                               positive  effect on the  Company's  financial and
                               capital  ratios and credit  rating.  In addition,
                               the  repurchase  of Shares  pursuant to the Offer
                               will adjust the Company's  capital structure to a
                               level more  appropriate to the size and nature of
                               its operations after the Sale of the Water
                               Business. See Section 1.


                                        i

Certain Effects of Offer  ...  The Company's  purchase of Shares pursuant to the
                               Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining
                               Shares held by the public although there is currently no established trading market for the Shares, excluding limited and sporadic quotations.

Brokerage Commissions .......  Not payable by stockholders.

Stock Transfer Tax ..........  None, except as provided in Instruction 6 of the
                               Letter of Transmittal.

Payment Date ................  As promptly as practicable after the Expiration
                               Date of the Offer.

Further Information .........  Any questions, requests for  assistance  or requests for  additional  copies of this Offer to
                               Purchase,  the  Letter  of  Transmittal  or other
                               tender  offer  materials  may be directed to D.F.
                               King & Co., Inc., 77 Water Street,  New York, New
                               York 10005, Tel: (800) 714-3313 (toll free).

To the Holders of 4.10% Cumulative Preferred Stock of
 PG Energy Inc.:


                                 INTRODUCTION

   PG Energy Inc., a Pennsylvania corporation formerly known as Pennsylvania Gas and Water Company (the "Company"), is offering to purchase any and all of its outstanding shares of 4.10% Cumulative Preferred Stock, par value $100.00 per share, voluntary liquidation preference $105.50 per share, involuntary liquidation preference $100.00 per share (the "Shares"), at $50.00 per Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

   THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 9.

   Tendering  stockholders  will not be obligated to pay brokerage  commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of Legg Mason Wood Walker, Incorporated (the
"Dealer Manager"), Chemical Mellon Shareholder Services, L.L.C. (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 15. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PAYMENTS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 2 AND 6.

   NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TOTENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY OR ANY OF ITS AFFILIATES INTENDS TO TENDER SHARES PURSUANT TO THE OFFER AS NO SUCH PERSON OWNS ANY SHARES.

   As of March 11, 1996, the Company had issued and outstanding 100,000 Shares. As of March 7, 1996, there were approximately 700 holders of record of Shares.

   The bid price of the Shares is reported on the National Association of Securities Dealers OTC Bulletin Board (the "NASD OTC Bulletin Board") under the symbol "PGWCP". See Section 10. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. There is currently noestablished trading market for the Shares, excluding limited and sporadic quotations. Stockholders should note that the average weekly trading volume of the Shares since January 1, 1995, has been approximately 79 Shares.

                               SPECIAL FACTORS

1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.

   The Offer is one of the recapitalizations being undertaken in connection with the sale on February 16, 1996, by the Company and Pennsylvania Enterprises, Inc. ("PEI"), the owner of all of the Company's common stock, of the Company's regulated water operations and certain related assets (the "Sale of the Water Business") to Pennsylvania-American Water Company, a wholly-owned subsidiary of American Water Works Company, Inc. See "The Offer-Certain Information Concerning the Company-Summary Unaudited Pro Forma Financial Information" in Section 11 for a description of the other recapitalizations. The Company believes that the Offer and the other recapitalizations will have a positive effect on the Company's financial and capital ratios and credit rating. In addition, the repurchase of Shares pursuant to the Offer will adjust the Company's capital structure to a level more appropriate to the size and nature of its operations after the Sale of the Water Business. See "The Offer-Certain Information Concerning the Company-Summary Unaudited Pro Forma Financial Information" in
Section 11 for a pro forma presentation of the financial effect of the Offer. Finally, the Offer will enable the Company to reduce its dividend requirements and annual administrative expenses in connection with servicing the accounts of holders of the Shares. If the Company repurchases 90% of the outstanding Shares pursuant to the Offer, it will reduce its dividend requirements by $369,000 annually. The Board of Directors of the Company has authorized the Offer by a unanimous vote. Nine of the eleven directors are not employees of the Company.

   Following the consummation of the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Except as disclosed in the Offer (see "The Offer-Certain Information Concerning the Company-Summary Unaudited Pro Forma Financial Information" in Section 11 for a description of the other recapitalizations), the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; or (g) any change in the Company's Restated Articles of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person.

   The Company's purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public although there is currently no established trading market for the Shares, excluding limited and sporadic quotations. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of stockholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as described below, and other factors.

   The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Securities and Exchange Commission (the "Commission") if the Shares are held by fewer than 300 holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares (although the Company would, among other things, remain for the time being subject to the reporting obligations under the Exchange Act as a result of other of its outstanding securities) and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of the Shares.

   If the aggregate purchase price of Shares purchased pursuant to the Offer and related costs (together with the net reduction in consolidated net worth associated with the other recapitalizations being undertaken in connection with the Sale of the Water Business) exceeds approximately $53.0 million, PEI's consolidated net worth, based on its consolidated net worth as of December 31, 1995, would fall below the $110.0 million that PEI is required to maintain by the Indenture, dated as of June 15, 1992, as supplemented (the "Indenture"), relating to its 10.125% Senior Notes due June 15, 1999 (the "Senior Notes"). Failure to maintain this minimum net worth at the end of two consecutive quarters will constitute an "Event of Default" under the Indenture if PEI does not cure such failure within 60 days after receipt of notice from the trustee under the Indenture or from holders of at least 25% in principal amount of the outstanding Senior Notes. If an Event of Default occurs, the trustee may, and the trustee shall upon the request of the holders of at least 25% in principal amount of the outstanding Senior Notes, declare the principal of and accrued and unpaid interest to the date of acceleration on the Senior Notes due and payable. Before the failure to maintain the minimum net worth becomes an "Event of Default", PEI intends to elect to be released from certain provisions of the Indenture ("covenant defeasance"), including the covenant to maintain such minimum net worth, so that any omission to comply with such covenant will not constitute an Event of Default. To effect covenant defeasance, PEI must make an irrevocable deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Senior Notes to the date for redemption of the Senior Notes (June 15, 1997) plus 91 days (or, under certain circumstances, such longer period as may be determined) during which no bankruptcy or insolvency petition shall have been filed by or against PEI. Part of the proceeds from the Sale of the Water Business were used by the Company to pay PEI a one-time special dividend on February 16, 1996, in the form of a $30 million unsecured promissory note. The full $30 million principal amount of this note was paid on March 8, 1996, and the funds therefrom, along with other funds provided by PEI, will be used by PEI to make the required deposit with the trustee. See "The Offer-Certain Information Concerning the Company-Summary Unaudited Pro Forma Financial Information" in Section 11.

   The Shares are redeemable by the Company at any time or from time to time at a price per Share of $105.50, plus all accrued and unpaid dividends to the date of redemption. The Offer does not constitute a notice of redemption of the Shares pursuant to the Company's Restated Articles of Incorporation, as amended, and owners of Shares are not under any obligation to accept the Offer or to remit their Shares to the Company pursuant to the Offer. The Company reserves the right to redeem Shares not purchased pursuant to the Offer at any time. The Shares have no preemptive or conversion rights and are not entitled to any sinking fund or similar fund. In the event of (i) a voluntary liquidation, dissolution or winding up of the Company, holders of the Shares are entitled to a liquidation preference of $105.50 per Share, and (ii) an involuntary liquidation, dissolution or winding up of the Company, holders of the Shares are entitled to a liquidation preference of $100.00 per Share, in each case, plus all accrued and unpaid dividends thereon to the date of payment, prior to the payment of any amounts to any holder of the Company's common stock.

   Following the expiration of the Offer, the Company may, in its sole discretion, determine to purchase any remaining Shares through privately negotiated transactions, open market purchases or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that the Company will not make any such purchases of Shares until the expiration of ten business days after the termination of the Offer. Any possible future purchases of Shares by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Offer and general economic and market conditions.

   All  Shares   purchased  by  the  Company  pursuant  to  the  Offer  will  be reclassified to the status of authorized but unissued shares of the Company's preferred stock.

   NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY OR ANY OF ITS AFFILIATES INTENDS TO TENDER SHARES PURSUANT TO THE OFFER AS NO SUCH PERSON OWNS ANY SHARES.


2. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

   In General. The following summary is a general discussion of certain United States federal income tax consequences relating to the Offer. This summary does not discuss any aspects of state, local, foreign or other tax laws. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, or stockholders holding the Shares as part of a hedge or hedging transaction or as a position in a straddle for tax purposes. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the tax matters discussed below. Accordingly, each stockholder should consult its own tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to its particular situation.

   Characterization of the Sale. A sale of Shares by a stockholder of the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. Under Section 302 of the Code, a sale of Shares by a stockholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering stockholder) if the receipt of cash upon such sale
(i) results in a "complete termination" of the stockholder's interest in the Company, (ii) is "not essentially equivalent to a dividend" with respect to the stockholder, or (iii) in the case of a noncorporate stockholder, qualifies as a distribution in "partial liquidation" of the Company. These tests (the "Section 302 tests") are explained more fully below. A sale of Shares by a tendering stockholder to the Company pursuant to the Offer should be treated as a sale or exchange of such Shares for United States federal income tax purposes, absent other integrated purchase transactions. See "Section 302 Tests," below.

   If any of the Section 302 tests is satisfied, and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be long-term capital gain or loss if the Shares have been held for more than one year.

   If none of the Section 302 tests is satisfied and the Company has sufficient current and accumulated earnings and profits, the tendering stockholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without reduction for the tax basis of the Shares sold pursuant to the Offer), no loss will be recognized, and (subject to reduction as described below for corporate stockholders eligible for the dividends-received deduction) the tendering stockholder's basis in the Shares sold pursuant to the Offer will be added to such stockholder's basis in its remaining Shares, if any. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular stockholder, and thus no assurance can be given that any particular stockholder will not be treated as having received a dividend taxable as ordinary income. If the sale of Shares is not treated as a sale or exchange for federal income tax purposes, any cash received for Shares pursuant to the Offer in excess of the Company's earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the stockholder's basis for such stockholder's Shares, and, thereafter, as capital gain, to the extent it exceeds such basis.

   Constructive Ownership of Stock. In determining whether any of the Section 302 tests is satisfied, stockholders must take into account not only the Shares which are actually owned by the stockholder, but also Shares which are constructively owned by the stockholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities in which the stockholder has an interest, or, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, and Shares which the stockholder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of

Shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the Section 302 tests has been satisfied.

   Section 302 Tests. One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange for federal income tax purposes.

      a. Complete Termination Test. The receipt of cash by a stockholder will be a "complete termination" of the stockholder's interest if either (i) all of the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the stockholder are sold pursuant to the Offer and, with respect to the Shares constructively owned by the stockholder which are not sold pursuant to the Offer, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in
   Section 302(c) of the Code. Stockholders considering making such a waiver should do so in consultation with their tax advisors.

      b. Not Essentially Equivalent to a Dividend Test. Even if the receipt of cash by a stockholder fails to satisfy the "complete termination" test or the "partial liquidation" test, a stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company. The sale of Shares to the Company by a tendering stockholder should qualify as "not essentially equivalent to a dividend," absent other integrated purchase transactions. Stockholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

      c. Partial Liquidation Test. A sale of Shares pursuant to the Offer will be treated as a sale or exchange for federal income tax purposes if such sale is (i) a redemption of Shares from a stockholder that is not a corporation, and (ii) in partial liquidation of the Company. To determine whether a stockholder is a corporation for these purposes, shares held by a partnership, trust or estate are treated as if owned proportionately by the partners or beneficiaries. A distribution is treated as in partial liquidation of a corporation if the distribution is not essentially equivalent to a dividend (as determined at the corporate rather than the stockholder level) and the distribution is pursuant to a plan and occurs within the taxable year in which the plan is adopted or within the succeeding taxable year. A distribution is not essentially equivalent to a dividend at the corporate level for these purposes if (A) the distribution is attributable to the corporation's ceasing to conduct a trade or business which was actively conducted for the previous five years and which was not acquired by the distributing corporation in a taxable transaction during such five year period (a "qualified trade or business"), and (B) the distributing corporation is actively involved in the conduct of a qualified trade or business immediately after the distribution. The Company actively conducted the water business for more than five years, and, subsequent to the Sale of the Water Business, the Company has continued to be actively engaged in the conduct of a qualified trade or business. Thus, the Sale of the Water Business and the Offer will likely constitute a partial liquidation of the Company.

   Corporate Stockholder Dividend Treatment. Under current law, if a sale of Shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a deduction equal to a portion of the dividend, subject to applicable limitations. Since the Shares are "preferred stock" within the meaning of Section 247(b)(2) of the Code, the amount of such deduction under Section 244 of the Code will generally be equal to 42% of the dividend, based on the current maximum corporate income tax rate of 35%. Corporate stockholders should consider the effect of Section 246(c) of the Code, which disallows the dividends-received deduction with respect to stock that is held for 45 days or less (90 days or less, in the case of preferred stock if the stockholder receives dividends attributable to a period aggregating in excess of 366 days). For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate stockholder has incurred indebtedness directly attributable to an investment in Shares, the dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the total adjusted tax basis in the Shares.

   In addition, because it is expected that the redemption of Shares will not be pro rata with respect to all stockholders, any amount received by a corporate stockholder pursuant to the Offer that is treated as a dividend will likely constitute an "extraordinary dividend" under Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). A redemption which is part of a partial liquidation of the redeeming company will also constitute an "extraordinary dividend" under Section 1059 (in the absence of such regulations). A corporate stockholder receiving an "extraordinary dividend" would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the stockholder's tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which a sale or disposition of such Shares occurs. The basis reduction rules of Section 1059 also generally apply to dividends which exceed a threshold percentage of a stockholder's basis in its stock, unless the stockholder has held its stock for more than two years before the announcement date of such dividend. For purposes of applying Section 1059, all dividends received by a stockholder and having their ex-dividend dates within an 85-day period (expanded to a 365-day period, in the case of dividends received in such period that in the aggregate exceed 20% of the stockholder's adjusted tax basis in the Shares) are aggregated. Corporate stockholders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to any dividends which may be paid with respect to the Shares, as well as the effect of pending legislation discussed below.

   Foreign Stockholders. The Company will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the Offer to a foreign stockholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

   Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a foreign stockholder's address or to a properly completed Form 1001 furnished by the stockholder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a foreign stockholder are effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by the stockholder. The Company will determine a foreign stockholder's eligibility for a reduced rate of, or exemption from, withholding by reference to the stockholder's address and any Forms 1001 or 4224 submitted to the Company by a foreign stockholder unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Company.

   A foreign stockholder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the stockholder satisfied one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

   Backup Withholding. See Section 6 with respect to the application of United States federal income tax backup withholding.

   Legislative Proposals.

   (a) Capital Gains: The Revenue Reconciliation Act of 1995, as passed by Congress and vetoed by the President, includes a reduction in the tax on net long-term capital gains for both individuals and corporations. Under the bill, individual taxpayers would be permitted a deduction for 50% of net capital gains (i.e., the excess of net long-term capital gains over net short-term capital losses). In addition, the deduction for net long-term capital losses could not exceed 50% of the excess of net long-term capital losses over net short-term capital gains. Corporations would be subject to a maximum tax rate of 28% on their net capital gains. These reductions in the effective capital gains tax rates generally would have been effective for transactions occurring after 1994. It is uncertain whether capital gains relief ultimately will be adopted and, if adopted, what form such relief will take or what the effective date will be.

   (b) Corporate Dividends-Received Deduction: The Revenue Reconciliation Act of 1995, as passed by Congress and vetoed by the President, and the President's budget proposal would amend Section 1059 of the Code to require corporate stockholders to recognize gain immediately whenever the non-taxed portion of an extraordinary dividend exceeds the basis of stock with respect to which the dividend is received. Such legislation would also cause any amount characterized as a dividend due to the Section 318 option attribution rules to be treated as an extraordinary dividend under Section 1059 (with the legislation's gain recognition rule applied by taking into account only the basis of the stock redeemed). The legislation generally is proposed to be effective for redemptions after May 3, 1995. It is uncertain whether such proposals will be adopted and, if adopted, what form such legislation will take.

   In addition, the President's budget proposal (but not the Revenue Reconciliation Act of 1995 as passed by Congress) would reduce the dividends-received deduction under Section 244 of the Code from 42% to 30% (assuming that the maximum corporate income tax rate remains at 35%) and would require the 46-day holding period of Section 246(c) of the Code to be satisfied over a period immediately before and/or after the taxpayer becomes entitled to receive the dividend. Both of these provisions would apply to dividends paid after January 31, 1996.

   The impact of pending and future budget and tax legislation on the United States federal tax system, including possible effects on taxation of the Offer, is uncertain. Stockholders are advised to consult their own tax advisors as to these matters.

   THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX
CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER, THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE AND THE EFFECT OF TAX LEGISLATIVE PROPOSALS.


3. FAIRNESS OF THE OFFER; REPORTS AND OPINIONS.

   The Company believes the Offer is fair to holders of Shares. There is currently no established trading market for the Shares, excluding limited and sporadic quotations. The Offer gives holders of Shares the opportunity to sell substantial amounts of Shares without driving down the bid price. The Offer will also provide stockholders with the opportunity to dispose of Shares without the usual transaction costs associated with a market sale including the payment of brokerage commissions. Correspondingly, the costs to the Company for servicing the accounts of odd lot holders will be reduced.

   Neither the Company nor its Board of Directors received any report, opinion (other than any opinion of counsel it may have received) or appraisal which is materially related to the Offer, including, but not limited to, any such report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to the holders of the Shares or the fairness of such transaction to the Company. A majority of the directors who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purposes of negotiating the terms of the transaction.

4. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL RIGHTS.

   The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept for payment, or make payment for, Shares is subject to certain conditions. See Section 9.

   There is no stockholder vote required in connection with the Offer.

   There are no appraisal rights available to holders of Shares in connection with the Offer.


                                  THE OFFER

5. NUMBER OF SHARES; EXPIRATION DATE; EXTENSION OF THE OFFER.

   Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase any and all Shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 7) at the Purchase Price. The later of 5:00 p.m., New York City time, on Monday, April 8, 1996, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date". The Offer is not conditioned on any minimum number of Shares being tendered.

   Shares tendered and purchased by the Company will be entitled to the regular quarterly cash dividend of $1.025 per Share to be paid by the Company on March 15, 1996, to holders of record on March 1, 1996, regardless of when such tender is made. Shares tendered and purchased by the Company will not be entitled to any dividends in respect of any later dividend periods.

   If (i) the Company increases or decreases the price to be paid for Shares or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 14, the Offer will be extended until the expiration of ten business days from the date of publication of such notice.

   The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

   For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

6. PROCEDURE FOR TENDERING SHARES.

   Proper Tender of Shares. To tender Shares validly pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), in each case on or prior to the Expiration Date, or (b) the tendering holder of Shares must comply with the guaranteed delivery procedure described below.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering holder of Shares must comply with the guaranteed delivery procedure described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be complied within a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

      (i) such tender is made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

      (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properlycompleted and duly executed Letter of Transmittal (or photocopy thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third business day after the date of execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

   THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

   FEDERAL BACKUP WITHHOLDING. TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST NOTIFY THE DEPOSITARY OF SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN STOCKHOLDERS (AS DEFINED IN SECTION 2) MAY BE REQUIRED TO SUBMIT A PROPERLY COMPLETED FORM W-8, CERTIFYING NON-UNITED STATES STATUS, IN ORDER TO AVOID BACKUP WITHHOLDING. IN ADDITION, FOREIGN STOCKHOLDERS MAY BE SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER (AS DISCUSSED IN
SECTION 2). FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING STOCKHOLDERS, SEE SECTION 2. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

   Determinations of Validity. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

   Rule 14e-4. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount of
(x) Shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.


7. WITHDRAWAL RIGHTS.

   Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 3, 1996, unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 7, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

   To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 6 at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.


8. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

   Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will accept for payment and pay the Purchase Price for any and all Shares validly tendered. Thereafter, payment for all Shares accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal or photocopy thereof, and any other required documents.

   For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered prior to the applicable Expiration Date and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

   If certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 9. Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) as promptly as practicable without expense to the tendering stockholder.

   The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.


9. CERTAIN CONDITIONS OF THE OFFER.

   Notwithstanding any other provisions of the Offer, the Company will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of or payment for Shares tendered, if at any time on or after March 11, 1996, and before acceptance for payment of or payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Company in its sole judgment to have occurred) regardless of the circumstances giving rise thereto (including any action or omission to act by the Company):

      (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer, (ii) challenges the acquisition by the Company of its Depositary Preferred Shares (the "Depositary Preferred Shares"), each representing a one-fourth interest in a share of its 9% Cumulative Preferred Stock, pursuant to the Company's Offer to Purchase, dated March 11, 1996, concerning such Depositary Preferred Shares (the "Depositary Preferred Offer") or otherwise in any manner relates to or affects the Depositary Preferred Offer, (iii) challenges the acquisition by PEI of shares of its common stock pursuant to PEI's Offer to Purchase, dated March 11, 1996, concerning such common stock (the "PEI Offer") or otherwise in any manner reltates to or affects the PEI Offer or (iv) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or PEI and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of PEI or any of its subsidiaries (including the Company) or materially impair the contemplated benefits of the Offer to the Company;

      (b) there shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, the Depositary Preferred Offer or the PEI Offer or to PEI or any of its subsidiaries (including the Company), by any legislative body, court, authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares, the Depositary Preferred Shares or shares of the common stock of PEI illegal or otherwise restrict or prohibit consummation of the Offer, the Depositary Preferred Offer or the PEI Offer,
   (ii) delay or restrict the ability of the Company or PEI, or render the Company or PEI unable, to accept for payment or pay for some or all of the Shares, the Depositary Preferred Shares or shares of the common stock of PEI, as the case may be, (iii) materially impair the contemplated benefits or the Depositary Preferred Offer of the Offer to the Company or of the PEI Offer to PEI or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company or PEI and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of PEI or any of its subsidiaries (including the Company);

      (c) it shall have been publicly disclosed or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of the common stock of PEI, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the Commission on March 8, 1996), (ii) any such person or group that on or prior to March 8, 1996, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares of the common stock of PEI representing 2% or more of the outstanding shares of such common stock,
   (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding shares of the common stock of PEI, or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire PEI or any of its subsidiaries or any of their respective assets or securities;

      (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on PEI's or the Company's business, condition (financial or other), income, operations, prospects or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

      (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer) or other shares of preferred stock of the Company or some or all of the common stock of PEI, or a merger, acquisition or other business combination proposal for PEI or any subsidiary (including the Company), shall have been proposed, announced or made by a person other than the Company or PEI;

      (f) there shall have occurred any event or events that have resulted, or may in the sole judgment of the Company result, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company or PEI and its subsidiaries, taken as a whole; or materially impair the contemplated benefits of the Offer to the Company; or

      (g) (i) Moody's Investors Service, Inc. or Standard & Poor's Corporation shall have downgraded or withdrawn the rating accorded any securities of the Company or PEI, or (ii) Moody's Investors Service, Inc. or Standard & Poor's Corporation shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any securities of the Company or PEI;

and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payments.

   Any of the foregoing conditions may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.


10. PRICE RANGE OF SHARES; DIVIDENDS; TRADING VOLUME.

   The Shares are listed on the NASD OTC Bulletin Board. The following table sets forth the high and low bid prices of the Shares on the NASD OTC Bulletin Board and the cash dividends per Share for the quarters indicated.

                                     BID PRICE   BID PRICE   CASH DIVIDENDS
FISCAL YEAR                            HIGH         LOW        PER SHARE
-----------                          ---------- ------------ ---------------
1994:
  1st Quarter.....................  $47.500    $46.250      $1.025
  2nd Quarter.....................  $47.500    $43.000      $1.025
  3rd Quarter.....................  $47.000    $46.000      $1.025
  4th Quarter.....................  $47.000    $43.500      $1.025

1995:
  1st Quarter.....................  $45.500    $43.500      $1.025
  2nd Quarter.....................  $46.000    $45.000      $1.025
  3rd Quarter.....................  $47.000    $45.000      $1.025
  4th Quarter.....................  $47.875    $45.000      $1.025

1996:
  1st Quarter (through March 8,
   1996)..........................  $50.250    $45.000      $1.025 (1)

------------
(1) On January 15, 1996, the Company declared a dividend of $1.025 per common share for the first quarter of 1996. The dividend is to be paid on March 15, 1996, to holders of record on March 1, 1996.

   On March 8, 1996, the last trading day prior to the commencement of the Offer, the bid price of the Shares as reported on the NASD OTC Bulletin Board was $50.25 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. There is currently no established trading market for the Shares, excluding limited and sporadic quotation. Stockholders should note that the average weekly trading volume of the Shares since January 1, 1995, has been approximately 79 Shares.

   Shares tendered and purchased by the Company will be entitled to the regular quarterly cash dividend of $1.025 per Share to be paid by the Company on March 15, 1996, to holders of record on March 1, 1996, regardless of when such tender is made. Shares tendered and purchased by the Company will not be entitled to any dividends in respect of any later dividend periods.

   Pennsylvania law imposes certain legal restrictions on the Company's ability to pay dividends. As a general matter, Pennsylvania law provides that a distribution may not be made if after giving effect thereto (1) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (2) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the dividend is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Company's Restated Articles of Incorporation, as amended, do not authorize the issuance of any class of capital stock which has preferential rights superior to those of the Shares.


11. CERTAIN INFORMATION CONCERNING THE COMPANY.

   The Company is a public utility company regulated by the Pennsylvania Public Utility Commission which provides natural gas to approximately 141,800 customers in ten counties in northeastern Pennsylvania.

   The Company's principal executive offices are located at Wilkes-Barre Center, 39 Public Square, Wilkes-Barre, PA 18711, and its telephone number is
(717) 829-8843.


Recent Developments

   On February 16, 1996, the Company and PEI sold substantially all of the Company's water operations to Pennsylvania-American Water Company, a wholly-owned subsidiary of American Water Works Company, Inc., for approximately $413.5 million (including debt assumed), subject to certain post-closing adjustments. These operations had provided water service to approximately 133,400 customers. See "-Summary Unaudited Pro Forma Financial Information" below.

   Effective as of December 4, 1995, Pennsylvania Energy Resources, Inc., a wholly-owned subsidiary of PEI, acquired all of the outstanding stock of Keystone Pipeline Services, Inc. (formerly known as Ford Bacon & Davis Sealants Inc.), from Ford, Bacon & Davis Companies, Inc., a wholly-owned subsidiary of Deutsche Babcock Technologies, Inc. Keystone Pipeline Services, Inc. is engaged in distribution pipeline construction, maintenance and rehabilitation.


Directors and Executive Officers of the Company

   Schedule A hereto sets forth the name, business address and present principal occupation or employment and any other material occupations, positions, offices or employments during the last five years of each director and executive officer of the Company. Schedule A also sets forth the citizenship of each such director and executive officer.


Summary Historical Financial Information

   The following selected financial information for each of the years ended December 31, 1995, and December 31, 1994, has been derived from the Company's audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 10-K"), which reflect the Company's water utility operations as "discontinued operations" effective March 31, 1995. The following selected historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such audited financial statements and the related notes which are incorporated herein by reference. The 1995 10-K may be obtained from or inspected at the offices of the Commission in the manner set forth in Section 16.

 SUMMARY HISTORICAL FINANCIAL INFORMATION
        (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                                           1995        1994
                                                       ----------- ------------
Income Statement Data:
Operating revenues ..................................  $  152,756  $  167,992
 Cost of gas.........................................      84,372      98,653
                                                       ----------- ------------
Operating margin.....................................      68,384      69,339
Other operating expenses.............................      49,462      50,211
                                                       ----------- ------------
Operating income.....................................      18,922      19,128
Other income, net....................................         301          72
                                                       ----------- ------------
Income before interest charges.......................      19,223      19,200
Interest charges.....................................      10,753       9,898
                                                       ----------- ------------
Income from continuing operations....................       8,470       9,302
Income (loss) with respect to discontinued
operations...........................................      (3,834)     10,504
                                                       ----------- ------------
Net income...........................................       4,636      19,806
Dividends on preferred stock.........................       2,763       4,639
                                                       ----------- ------------
Net income applicable to common stock ...............  $    1,873  $   15,167
                                                       =========== ============
Common stock:
 Earnings per share of common stock .................  $     0.34  $     2.73
                                                       =========== ============
 Weighted average number of shares outstanding.......   5,569,765   5,189,108
                                                       =========== ============
Ratio of earnings to fixed charges (1)...............        2.27        2.53
                                                       =========== ============
___________

(1) For purposes of computing the ratio of earnings to fixed charges, earnings are defined as the sum of pre-tax income plus fixed charges. Fixed charges consist of all interest expense (before allowance for borrowed funds used during construction), one-third of rent expense (which approximates the interest component of such expense), and amortization of debt expense.

                                                                  YEARS ENDED DECEMBER 31,
                                                                      1995        1994
                                                                  ----------- -----------
Balance Sheet Data:
ASSETS
 Utility plant .................................................  $295,895    $284,080
  Less accumulated depreciation ................................   (76,882)    (74,408)
                                                                  ----------- -----------
 Net utility plant .............................................   219,013     209,672
 Other property and investments ................................     5,089       2,872
 Current assets ................................................    54,512      58,250
 Deferred charges ..............................................    34,368      44,345
 Net assets of discontinued operations .........................   204,250     203,196
                                                                  ----------- -----------
 Total assets ..................................................  $517,232    $518,335
                                                                  =========== ===========
CAPITALIZATION AND LIABILITIES
 Capitalization:
  Common shareholder's investment ..............................  $208,356    $216,032
  Preferred stock -
   Not subject to mandatory redemption, net ....................    33,615      33,615
   Subject to mandatory redemption .............................     1,680       1,760
  Long-term debt ...............................................    55,000     170,825
                                                                  ----------- -----------
                                                                   298,651     422,232
                                                                  ----------- -----------
 Current liabilities:
  Current portion of long-term debt and preferred stock subject to
   mandatory redemption ........................................   115,881       3,290
  Note payable to bank .........................................    10,000        --
  Other ........................................................    28,601      31,580
                                                                  ----------- -----------
                                                                   154,482      34,870
                                                                  ----------- -----------
 Deferred credits ..............................................    64,099      61,233
                                                                  ----------- -----------
 Total capitalization and liabilities ..........................  $517,232    $518,335
                                                                  =========== ===========
 Shareholder's equity per common share outstanding .............  $  37.19    $  39.59
                                                                  =========== ===========

                                       16

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following Summary Unaudited Pro Forma Balance Sheet and Summary Unaudited Pro Forma Statement of Income have been prepared based on the Company's balance sheet as of December 31, 1995, and the related statement of income for the year then ended, each as adjusted to reflect the Sale of the Water Business on February 16, 1996, and the use of the cash proceeds therefrom of $210.0 million (after the payment of an estimated $56.7 million of federal and state income taxes on the sale) for the purchase of Shares pursuant to the Offer and the other purposes described in Note 3 to the Notes to Summary Unaudited Pro Forma Balance Sheet. Pursuant to the Asset Purchase Agreement relating to the Sale of the Water Business, the purchase price is subject to post-closing adjustment in certain cases. The summary unaudited pro forma financial statements also reflect certain other assumptions and related transactions as described in the notes to such statements.

   The Summary Unaudited Pro Forma Statement of Income reflects the results of the Company's continuing operations as if the Sale of the Water Business and the use of the proceeds therefrom, including the purchase of Shares pursuant to the Offer, had taken place at the beginning of the period. The Summary Unaudited Pro Forma Balance Sheet as of December 31, 1995, reflects the financial position of the Company as if such transactions had occurred on that date. Each of the Company's Summary Unaudited Pro Forma Statement of Income and Summary Unaudited Pro Forma Balance Sheet include estimates which may differ from the results ultimately incurred.

   The summary unaudited pro forma financial statements have been included herein as required by the rules of the Commission and are for comparative purposes only. They should be read in conjunction with the summary historical financial information and do not purport to be indicative of the results that would actually have been obtained had the Sale of the Water Business, the purchase of Shares pursuant to the Offer and the other related transactions described in the notes to such statements been effected on the dates indicated or the results that may be obtained in the future.

   Certain statements made below relating to plans, conditions, objectives and economic performance go beyond historical information and may provide an
indication  of  future  results.   To  that  extent,  they  are  forward-looking
statements within the meaning of Section 21E of the Exchange Act, and each is subject to factors that could cause actual results to differ from those in the forward-looking statement.

                   SUMMARY UNAUDITED PRO FORMA STATEMENT OF
             INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995
                  (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS, PER
                     SHARE AMOUNTS AND SHARES OUTSTANDING)

                                                    ASSUMING A $50 PER SHARE PURCHASE PRICE
                                                                   PRO FORMA
                                                   HISTORICAL   ADJUSTMENTS (1)   PRO FORMA
                                                  ------------ ---------------- ------------
Operating revenues..............................  $  152,756   $         --      $   152,756
 Cost of gas....................................      84,372             --           84,372
                                                  ------------ ---------------- ------------
Operating margin................................      68,384              --          68,384
Other operating expenses........................      49,462              789 (2)     50,251
                                                  ------------ ---------------- ------------
Operating income................................      18,922             (789)        18,133
Other income, net...............................         301              --             301
                                                  ------------ ---------------- ------------
Income before interest charges..................      19,223             (789)        18,434
                                                  ------------ ---------------- ------------
Interest charges:
 Interest on long-term debt.....................       9,304           (1,891)(2)      7,413
 Other interest.................................       1,449              (10)(2)      1,439
                                                               ---------------- ------------
  Total interest charges........................      10,753           (1,901)         8,852
                                                  ------------ ---------------- ------------
Income from continuing operations...............       8,470            1,112          9,582
Dividends on preferred stock....................       2,763           (2,353)(3)        410
                                                  ------------ ---------------- ------------
Income from continuing operations applicable to
 common stock...................................  $    5,707   $        3,465     $    9,172
                                                  ============ ================ ============

Common stock:
 Earnings per share of common stock from
  continuing operations ........................  $     1.02                      $     2.80
                                                  ============                  ============
 Weighted average number of shares
  outstanding...................................   5,569,765       (2,297,297)(4)  3,272,468
                                                  ============ ================ ============
Ratio of earnings from continuing operations to
 fixed charges (5)..............................        2.27                            2.73
                                                  ============                  ============
Shareholder's equity per common share
 outstanding....................................  $    37.19                      $    28.43
                                                  ============                  ============


   SEE ACCOMPANYING NOTES TO SUMMARY UNAUDITED PRO FORMA STATEMENT OF INCOME.

           NOTES TO SUMMARY UNAUDITED PRO FORMA STATEMENT OF INCOME
                FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995


(1) Adjustments assume that the Sale of the Water Business and the application of the proceeds therefrom, including the purchase of Shares pursuant to the Offer, each took place at the beginning of the period.

(2) Represents the adjustments to interest on long-term debt and amortization of debt expense, and the related income tax effect, necessary to reflect the interest on indebtedness outstanding during the period after (a) application of proceeds from the Sale of the Water Business to (i) repay a $50.0 million loan (the "Bridge Loan"), the proceeds of which were used to redeem the $50.0 million principal amount of the Company's 9.57% Series First Mortgage Bonds and (ii) repay $10.9 million of the Company's bank borrowings and (b) the redemption in connection with the Sale of the Water Business and pursuant to annual sinking fund requirements of the $3.5 million principal amount of the Company's 8% Series First Mortgage Bonds outstanding as of January 1, 1995. The adjustments to interest on long-term debt may be summarized as follows:


                                                                  ASSUMING A $50 PER
                                                                        SHARE
                                                                    PURCHASE PRICE
                                                                ---------------------
                                                                   (IN THOUSANDS OF
                                                                       DOLLARS)
Interest on long-term debt for the twelve months ended
December 31, 1995:
  Allocated to continuing operations, as per accompanying
   summary unaudited pro forma statement of income ...........            $  9,304
  Allocated to discontinued operations .......................              12,848
                                                                          -----------
                                                                            22,152
Deduct:
 Interest on debt assumed by Pennsylvania-American Water
  Company.....................................................  $9,529
 Interest on debt redeemed or repaid in connection with Sale of the Water Business
   9.57% Series First Mortgage Bonds .........................   3,748
   Bank borrowings ...........................................     719
   Bridge Loan................................................     716
   8% Series First Mortgage Bonds ............................     147     (14,859)
                                                                ---------
Add:
 Interest on bank borrowings to reflect the redemption of the
  Company's 8% Series First Mortgage Bonds as if it
   occurred at the beginning of the period ...................                 120
                                                                          -----------
  Pro forma interest on long-term debt, as per accompanying
   summary unaudited pro forma statement of income ...........            $  7,413
                                                                          ===========


(3) Represents elimination of preferred stock dividends of $2,025,000 and $328,000 to reflect the repurchase of 225,000 shares of the Company's 9% Cumulative Preferred Stock and 80,000 Shares pursuant to the Offer, respectively, with proceeds from the Sale of the Water Business.

(4) Represents the reduction in the number of shares of the Company's common stock outstanding resulting from the application of $85.0 million of the proceeds from the Sale of the Water Business to repurchase 2,297,297 shares of the Company's common stock at an average price of $37.00 per share.

(5) For purposes of computing the ratio of earnings from continuing operations to fixed charges, earnings are defined as the sum of pre-tax income plus fixed charges. Fixed charges consist of all interest expense (before allowance for borrowed funds used during construction), one-third of rent expense (which approximates the interest component of such expense) and amortization of debt expense.

      SUMMARY UNAUDITED PRO FORMA BALANCE SHEET AS OF DECEMBER 31, 1995
             (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                  ASSUMING A $50 PER SHARE PURCHASE PRICE
                                                 -----------------------------------------
                                                                 PRO FORMA
                                                  HISTORICAL   ADJUSTMENTS(1)   PRO FORMA
                                                 ------------ --------------- ------------
ASSETS
 Utility plant.................................  $295,895     $       --        $295,895
  Accumulated depreciation.....................   (76,882)            --         (76,882)
                                                 ------------ --------------- ------------
 Net utility plant.............................   219,013             --         219,013
 Other property and investments................     5,089             --           5,089
 Current assets................................    54,512       266,670 (2a)
                                                                (56,710)(2c)
                                                               (209,960)(3)
                                                                     13 (3j)      54,525
 Deferred charges..............................    34,368              --         34,368
 Net assets of discontinued operations.........   204,250      (204,250)(2e)         --
                                                 ------------ --------------- ------------
 Total assets..................................  $517,232     $(204,237)        $312,995
                                                 ============ =============== ============

CAPITALIZATION AND LIABILITIES
 Capitalization:
  Common  shareholder's  investment..............$208,356     $    (790)(2b)
                                                                (85,000)(3a)
                                                                 (1,800)(3b)
                                                                  4,000 (3c)
                                                                (30,000)(3d)
                                                                 (1,000)(3e)
                                                                   (722)(4)     $ 93,044
  Preferred stock--
   Not subject to mandatory redemption, net....    33,615       (22,500)(3b)
                                                                 (8,000)(3c)
                                                                  1,247 (4)        4,362
   Subject to mandatory redemption.............     1,680              --          1,680
  Long-term debt...............................    55,000              --         55,000
                                                 ------------ --------------- ------------
                                                  298,651      (144,565)         154,086
                                                 ------------ --------------- ------------
 Current liabilities:
  Current portion of long-term debt and
   preferred
   stock subject to mandatory redemption ......   115,881       (50,000)(3f)
                                                                (10,861)(3g)      55,020
  Notes payable to bank........................    10,000               --        10,000
  Other........................................    28,601         6,500 (2d)
                                                                 (5,947)(3h)
                                                                   (525)(4)       28,629
                                                 ------------ --------------- ------------
                                                  154,482       (60,833)          93,649
                                                 ------------ --------------- ------------
 Deferred credits..............................    64,099         1,161 (3i)      65,260
                                                 ------------ --------------- ------------
 Total capitalization and liabilities..........  $517,232     $ (204,237)       $312,995
                                                 ============ =============== ============

                     NOTES TO SUMMARY UNAUDITED PRO FORMA
                    BALANCE SHEET AS OF DECEMBER 31, 1995

(1) Adjustments assume that the Sale of the Water Business and the application of the proceeds therefrom, including the purchase of Shares pursuant to the Offer, each took place as of the date of the balance sheet.


(2) Represents (a) receipt of cash proceeds of $266.7 million from the Sale of the Water Business, (b) elimination from common shareholder's investment of the $790,000 of estimated income from the water operations during the period from January 1, 1996, to February 16, 1996, the date of the Sale of the Water Business to Pennsylvania-American Water Company, that was reflected as of December 31, 1995, as an element of income with respect to discontinued operations, (c) payment of the estimated federal and state income tax liability of $56.7 million on the Sale of the Water Business,
     (d) recording of the $6.5 million premium of the purchase price over the book value of the assets acquired by Pennsylvania-American Water Company as a credit to other current liabilities, the account to which it was charged as of December 31, 1995, as an offset against the liability for the estimated expenses on the Sale of the Water Business and (e) elimination of the $204.3 million of net assets of the Water Business.

(3) Reflects the application of the proceeds from the Sale of the Water Business of $210.0 million, after the payment of the estimated federal and state income tax liability of $56.7 million on the Sale of the Water Business, in the following manner: (a) the repurchase (for an aggregate consideration of $85.0 million) of 2,297,297 shares of the Company's common stock at an average price of $37.00 per share, (b) the repurchase (for an aggregate consideration of $24.3 million) of 225,000 shares of the Company's 9% Cumulative Preferred Stock (having an aggregate book value of $22.5 million), which includes a premium of $8.00 per share ($1.8 million in the aggregate), (c) the repurchase (for an aggregate consideration of $4.0 million) of 80,000 Shares (having an aggregate book value of $8.0 million) at a price of $50.00 per share, which reflects a $4.0 million aggregate ($50.00 per share) discount from book value, (d) payment of a $30.0 million common stock dividend by the Company to PEI, (e) payment of an estimated $1.0 million of costs in connection with the repurchase of shares of the Company's preferred stock, including there purchase of Shares pursuant to the Offer, (f) the repayment of the Bridge Loan, the proceeds of which were used to redeem the $50.0 million principal amount of the Company's 9.57% Series First Mortgage Bonds, (g) repayment of $10.9 million of the Company's bank borrowings, (h) payment of transaction costs of $5.9 million relative to the Sale of the Water Business, (i) recording of the $1.2 million net tax benefit resulting from transaction costs and the premium over book value on the Sale of the Water Business and (j) the addition of the remaining proceeds of $13,000 to the Company's cash accounts. The repurchases and costs referred to in items (b), (c) and (e) involve voluntary sales to the Company by holders of the Shares and other series of preferred stock of the Company. Therefore, the number and price of the securities purchased and the related expenses may vary depending on market conditions at the time of the repurchases.


(4) Reflects the write-off of $1.2 million ($722,000 after related income tax benefits of $525,000) of issuance costs relative to the 225,000 shares of the Company's 9% Cumulative Preferred Stock which the Company intends to repurchase with proceeds from the Sale of the Water Business.


12. SOURCE AND AMOUNT OF FUNDS.

   Assuming that the Company purchases all outstanding Shares pursuant to the Offer at the Purchase Price, the total amount required by the Company to purchase such Shares will be $5.0 million, exclusive of fees and other expenses. The Company expects to fund the purchase of such Shares from part of the proceeds from the Sale of the Water Business. See Sections 1 and 11.


13. TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES AND OTHER SECURITIES OF THE COMPANY.

Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer, or any director or executive officer of its subsidiaries, has engaged in any transactions involving the Shares or shares of any other series of preferred stock of the Company since January 11, 1996. Neither the Company nor, to the Company's knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to any securities of the Company.

   Schedule B hereto sets forth the name and title of each director and executive officer of the Company, and the name and address of each associate thereof, beneficially owning Shares or shares of any other series of preferred stock of the Company as of March 7, 1996, the number of shares so owned and the percentage of outstanding shares of the particular series such shares represent.

   Schedule C hereto sets forth the amount of any purchases of Shares or shares of any other series of preferred stock of the Company made by the Company and its affiliates (including the directors of the Company) since January 1, 1994 and the range of prices paid for such shares.



14. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

   The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section7. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 9 hereof by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (ii) at any time or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated under the Exchange Act.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or the amount of the dealer's soliciting fee or (b) decrease the number of Shares it seeks.

15. FEES AND EXPENSES.

   Legg Mason Wood Walker, Incorporated will act as Dealer Manager for the Company in connection with the Offer. The Company has agreed to pay the Dealer Manager, upon acceptance for payment of Shares pursuant to the Offer, a fee of $0.15 per Share purchased by the Company pursuant to the Offer. The Dealer Manager will also be reimbursed by the Company for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including liabilities under the federal securities laws, in connection with the Offer.

   The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to the Company. It has received, and will continue to receive, customary compensation from the Company for such services.

The Company will pay a solicitation fee of $0.50 per Share for any Shares tendered and accepted for payment and paid for pursuant to the Offer, covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Manager in its capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be payable to a Soliciting Dealer with respect to shares tendered for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer.

   The Company has retained Chemical Mellon Shareholder Services, L.L.C. as Depositary and D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile transmission and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation of their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

   Certain directors or executive officers of the Company may, from time to time, contact stockholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any stockholder as to whether to tender all or any Shares and will not solicit the tender of any Shares. The Company will not compensate any director or executive officer for this service.

   Other than as described above, the Company will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer. The Company will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

   The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the Letter of Transmittal.

   The expenses incurred, or estimated to be incurred, by the Company in connection with the Offer are set forth below. The Company will be responsible for paying all such expenses.


Dealer Manager Fees................  $ 12,000
Solicitation Fees..................    40,000
Printing and Mailing Fees..........    20,000
Filing Fees........................     1,000
Legal, Accounting and
Miscellaneous .....................   127,000
Total..............................  $200,000
                                     ==========


16. MISCELLANEOUS.

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, the principal holders of the Company's and PEI's securities and any material interest of such persons in transactions with the Company is filed with the Commission. The Company has also filed a Transaction Statement on Schedule 13E-3 and an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission, which include certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Schedules 13E-3 and 13E-4 may not be available at the Commission's regional offices.

   The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.


                                   PG ENERGY INC.


March 11, 1996

                                                                     SCHEDULE A


               DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the name, business address, present principal occupation or employment and any other material occupations, positions, offices or employments during the last five years of the directors and executive officers of the Company. Unless otherwise indicated, all occupations, positions, offices or employments listed opposite any individual's name were held by such individual during the course of the last five years. Each individual listed below is a citizen of the United States.



                                                 Present Principal Occupation or Employment
                                            and Other Material Occupations, Positions, Offices or
Name and Business Address                            Employments During the Last Five Years
-------------------------                   ------------------------------------------------------

Kenneth L. Pollock                  Chairman of the Board of Directors of the Company and PEI since
 PG Energy Inc.                     June,  1987;  Director of the Company  since 1972 and of PEI since 1974;
 Wilkes-Barre Center                President and Chief Executive Officer of the Compan and PEI
 39 Public Square                   from March, 1991, to August, 1991; Director and sole stockholder,
 Wilkes-Barre, PA 18711-0601        Susquehanna Coal Company and Ken L. Pollock, Inc., Nanticoke, PA,
                                    since prior to 1990.

Dean T. Casaday                     President,  Chief Executive  Officer,  and Director of the Company and
 PG Energy Inc.                     PEI since  September  1, 1991;  Vice  President of National Fuel Gas
 Wilkes-Barre Center                Supply Corporation from 1989 to August, 1991.
 39 Public  Square
 Wilkes-Barre, PA 18711-0601


William D. Davis                    Vice  Chairman of the Board of  Directors of the  Company  and  PEI
 Commonwealth Plaza                 since  March,  1991; Director  of the Company and PEI since 1981;
 33 W. Third Street                 Chairman  of the  Board of the  Commonwealth Bank Division of Meridian Bank,
 Williamsport, PA 17703             Williamsport,  PA, from  September,  1993 to December 31, 1995;
                                    Director, Meridian Bancorp, Inc., and Meridian Bank, Reading, PA,
                                    since September, 1993; Chairman of the Board and Chief Executive
                                    Officer of Commonwealth Bancshares Corporation, Williamsport, PA,
                                    from April, 1987, to June, 1993.

Paul R. Freeman                     Director of the Company and PEI since November, 1995; Controller of
 200 East Front Street              HUD, Inc., trading as Emerald Anthracite II, since 1988.
 P.O. Box 27
 Nanticoke, PA 18634

Robert J. Keating                   Director of the Company and PEI since 1974; Former Chairman of the
 Avanti Cigar Co.                   Board of Parodi Industries, Inc., Scranton, PA, fromJanuary, 1985,
 1015 N. Main Avenue                to February, 1994.
 Scranton, PA 18508

John D. McCarthy                    Director of the Company and PEI since 1991; President of McCarthy
 McCarthy Tire Service Company      Tire Service Company, Wilkes-Barre, PA, since 1968; President of
 340 Kidder Street                  McCarthy Realty, Inc., since 1988.
 P.O. Box 1125
 Wilkes-Barre, PA 18703-1125


                                       A-1

John D. McCarthy, Jr.               Director of the Company and PEI since November, 1995; Vice
 McCarthy Tire Service Company      President of McCarthy Tire Service Company, Wilkes-Barre, PA, since
 340 Kidder Street                  1989; President of McCarthy Tire Service Company of Allentown,
 P.O. Box 1125                      Reading and Lancaster, since 1992; Vice President of McCarthy
 Wilkes-Barre, PA 18703-1125        Realty, Inc., since 1988.

Kenneth M. Pollock                  Director of the Company and PEI since October, 1993; Vice President
 200 East Front Street              of HUD, Inc., trading as Emerald Anthracite II; Vice President of
 P.O. Box 27                        Susquehanna Coal Company and Susquehanna Mt. Carmel, Inc., since
 Nanticoke, PA 18634                prior to 1987.

Richard A. Rose, Jr.                Director of the Company and PEI since November, 1995; President of
 454 South Main Street              Petroleum Sales Company, Inc., since 1992; Vice President of
 P.O. Box 454                       Petroleum Service Company, Inc., Wilkes-Barre, PA, since 1987.
 Wilkes-Barre, PA 18703-0454

James A. Ross                       Director of the Company and PEI since May, 1978; Independent
 Old Windmill Road                  financial consultant since prior to 1988; Chairman, Priestgate,
 Clarks Summit, PA 18411            Limited, since 1991.

Ronald W. Simms                     Director of the Company and PEI since March, 1991; President and
  454 South Main Street             Chief Executive Officer of Petroleum Service Company, Inc.,
  Mountain P.O. Box 454             Wilkes-Barre, PA, since 1980; Chairman of the Board of Directors
  Wilkes-Barre, PA 18703-0454       since 1994,  and Chief  Executive  Officer  since 1984, of Mountain
                                    Productions,  Inc.;  Chairman of the Board of Directors of First
                                    Heritage Bank since March, 1994.

Thomas F. Karam                     Executive Vice President of the Company and PEI since October,
 PG Energy Inc.                     1995; Vice President, Legg Mason Wood Walker, Incorporated from
 Wilkes-Barre Center                1986 to September, 1995.
 39 Public Square
 Wilkes-Barre, PA 18711-0601



Vincent A. Bonaddio                 Vice President, Operations and Engineering Services of the Company
 PG Energy Inc.                     and PEI since March, 1996; Vice President, Operations and
 Wilkes-Barre Center                Engineering of the Company and PEI since May, 1995; Director of
 39 Public Square                   Field Operations of the Company from May, 1991 to April, 1995;
 Wilkes-Barre, PA 18711-0601        General Superintendent, North Division, of the Company from 1988 to
                                    May, 1991.

Harry E. Dowling                    Vice President, Customer Services, of the Company and PEI since
 PG Energy Inc.                     March, 1996; Vice President of Human Resources and Customer
 Wilkes-Barre Center                Services of the Company and PEI from October, 1992 to February,
 39 Public Square                   1996; Vice President of Customer Affairs of the Company and PEI
 Wilkes-Barre, PA 18711-0601        from 1987 to October, 1992.

                                       A-2


John F. Kell, Jr.
 PG Energy Inc.                     Vice President,  Financial Services, of the Company and PEI since
 Wilkes-Barre Center                March, 1996; Vice President, Finance, of the Company and PEI from
 39 Public  Square                  October,  1992 to February,  1996;  Vice President and Controller of
 Wilkes-Barre, PA 18711-0601        the Company and PEI from 1978 to October, 1992.

Joseph F. Perugino                  Vice President, Energy Services, of the Company and PEI since
 PG Energy Inc.                     March, 1996; Vice President, Marketing and Gas Supply of the
 Wilkes-Barre Center                Company and PEI from October, 1992 to February, 1996; Vice
 39 Public Square                   President, Administration and Marketing of the Company and PEI from
 Wilkes-Barre, PA 18711-0601        November, 1989 to October, 1992.

Thomas J. Ward                      Vice President, Administrative Services, and Secretary, of the
 PG Energy Inc.                     Company and PEI since March, 1996; Vice President, Administration,
 Wilkes-Barre Center                and Secretary, of the Company and PEI from October, 1992 to
 39 Public Square                   February, 1996; Secretary of the Company and PEI from September,
 Wilkes-Barre, PA 18711-0601        1988 to October, 1992.

Thomas J. Koval                     Controller and Assistant Treasurer of the Company and PEI since
 PG Energy Inc.                     November, 1992; Accounting Manager of the Company from February,
 Wilkes-Barre Center                1987 to November, 1992.
 39 Public Square
 Wilkes-Barre, PA 18711-0601

Richard N. Marshall                 Treasurer and Assistant Secretary of the Company and PEI since
 PG Energy Inc.                     February, 1996; Treasurer of the Company and PEI from May, 1994 to
 Wilkes-Barre Center                January, 1996; Assistant Treasurer of the Company and PEI from
 39 Public Square                   June, 1993 to May, 1994; Manager, Rates and Finance, of the Company
 Wilkes-Barre, PA 18711-0601        from March, 1988 to June, 1993.


                                                                    SCHEDULE B

                  INTEREST IN PREFERRED STOCK OF THE COMPANY


   The following table sets forth the name and title of each director and executive officer of the Company, and the name and address of each associate thereof, beneficially owning Shares or shares of any other series of preferred stock of the Company (including the Depositary Preferred Shares (the "Depositary Preferred Shares"), each representing a one-fourth interest in a share of the 9% Cumulative Preferred Stock of the Company, and the 1966 Cumulative Preferred Stock (the "1966 Preferred Shares")) as of March 7, 1996, the number of shares so owned and the percentage of outstanding shares of the particular series such shares represent.

The Shares:

  NAME AND TITLE OF        NUMBER OF SHARES         PERCENTAGE OF
  BENEFICIAL OWNER        BENEFICIALLY OWNED      OUTSTANDING SHARES
---------------------  ----------------------- -----------------------
 None ...............            None                    N/A


The Depositary Preferred Shares:

                                           NUMBER OF
                                          DEPOSITARY           PERCENTAGE OF
         NAME AND TITLE OF             PREFERRED SHARES    OUTSTANDING DEPOSITARY
          BENEFICIAL OWNER            BENEFICIALLY OWNED      PREFERRED SHARES
-----------------------------------  -------------------- -----------------------
William D. Davis, Director ........  2,000                *
Robert J. Keating, Director  ......    500 (1)            *
Thomas J. Koval, Controller and
Assistant Treasurer ...............     60                *
Joseph F. Perugino, Vice President     400                *



The 1966 Preferred Shares:


                               NUMBER OF                PERCENTAGE OF
  NAME AND TITLE OF      1966 PREFERRED SHARES           OUTSTANDING
  BENEFICIAL OWNER         BENEFICIALLY OWNED       1966 PREFERRED SHARES
---------------------  ------------------------- --------------------------
None ................             None                       N/A




_________

* Less than 1%.

(1) Includes 100 Depositary Preferred Shares owned by Mr. Keating's wife.

N/A Not applicable.

                                                                    SCHEDULE C

                 PURCHASES OF PREFERRED STOCK OF THE COMPANY
            BY THE COMPANY OR ITS AFFILIATES SINCE JANUARY 1, 1994


   The following table sets forth the amount of any purchases of Shares or shares of any other series of preferred stock of the Company (including the Shares, the Depositary Preferred Shares, the 1966 Preferred Shares, the 9.50% 1988 Series Cumulative Preferred Shares (the "9.50% Preferred Shares") and the 8.90% Cumulative Preferred Shares (the "8.90% Preferred Shares")) made by the Company and its affiliates (including, without limitation, the Directors of the Company) since January 1, 1994 and the range of prices paid for such shares.


The Shares:

   PURCHASER       DATE OF PURCHASE      NUMBER OF SHARES PURCHASED      PRICE PAID PER SHARE
                --------------------- ------------------------------- -------------------------
None .........           N/A                        N/A                          N/A


The Depositary Preferred Shares:


   PURCHASER       DATE OF PURCHASE      NUMBER OF SHARES PURCHASED      PRICE PAID PER SHARE
                --------------------- ------------------------------- -------------------------
     None                N/A                        N/A                          N/A



The 1966 Preferred Shares:


   PURCHASER     DATE OF PURCHASE  NUMBER OF SHARES PURCHASED  PRICE PAID PER SHARE
                ----------------- --------------------------- ---------------------
 The Company    June 15, 1994     800                         $100.00
 The Company    June 15, 1995     800                         $100.00



The 9.50% Preferred Shares:


   PURCHASER     DATE OF PURCHASE  NUMBER OF SHARES PURCHASED  PRICE PAID PER SHARE
                ----------------- --------------------------- ---------------------
 The Company    May 31, 1994      150,000                     $103.5625



The 8.90% Preferred Shares:


   PURCHASER     DATE OF PURCHASE   NUMBER OF SHARES PURCHASED  PRICE PAID PER SHARE
                ------------------ --------------------------- ---------------------
 The Company    December 16, 1994  150,000                     $102.97

___________

N/A Not applicable.

   Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                               The Depositary:


                 CHEMICAL MELLON SHAREHOLDER SERVICES, L.L.C.

         To: Chemical Mellon Shareholder Services, L.L.C., Depositary


By Mail:                        By Facsimile Transmission:          By Hand or Overnight Courier:
Reorganization Department      (For Eligible Institutions Only)    Reorganization Department
P.O. Box 837                   (201) 296-4293                      120 Broadway
Midtown Station                To Confirm Receipt of Facsimile:    13th Floor
New York, NY 10018             (201) 296-4100                      New York, NY 10271


Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address listed below. Requests for additional copies of this Offer to Purchase,the Letter of Transmittal or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Stockholders may also contact theirlocal broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                            The Information Agent:

                            D.F. KING & CO., INC.

                                 77 Water Street
                               New York, NY 10005
                                 (800) 714-3313


                             The Dealer Manager:

                            LEGG MASON WOOD WALKER
                                INCORPORATED

                       7 East Redwood Street, 6th Floor
                             Baltimore, MD 21202
                                (410) 528-2231